Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-153723 and 333-12818) of our report dated March 9, 2010, for Barclays PLC relating to the financial statements and effectiveness of internal control over financial reporting which appear in the combined Annual Report on Form 20-F for Barclays PLC and Barclays Bank PLC for the year ended December 31, 2009.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-149301, 333-149302, 333-112796 and 333-112797) and Form F-3 (File No. 333-145845) of our report dated March 9, 2010 for Barclays Bank PLC relating to the financial statements which appear in the combined Annual Report on Form 20-F for Barclays PLC and Barclays Bank PLC for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
London, England
March 19, 2010